Exhibit 99.1

Investor Contact:
The Ruth Group
Lee Roth Tel: 646-536-7012 lroth@theruthgroup.com Media Contact: The Ruth Group Melanie Sollid-Penton Tel: 646-536-7023 msollid@theruthgroup.com

CorMedix Receives Minutes from Neutrolin Pre-IND Meeting with FDA

BRIDGEWATER, N.J., Dec. 23, 2013 – CorMedix Inc. (NYSE MKT: CRMD), a pharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of cardio-renal and infectious disease, today announced receipt of the official minutes from the Nov. 14, 2013 Pre-IND (Investigational New Drug) meeting with the U.S. Food and Drug Administration (FDA).  The minutes confirmed the guidance received from the FDA concerning the development of Neutrolin. CorMedix intends to work with the FDA to finalize a clinical protocol and file an IND to support activities required to commercialize Neutrolin in the U.S.

“Commercializing Neutrolin in the U.S. is an important long-term goal for CorMedix, and is one that we plan to pursue in tandem with several, more immediate, key objectives,” said Randy Milby, CorMedix Chief Executive Officer.  “We recently began shipping Neutrolin to our first hemodialysis customers in Germany.  As we enter 2014, we will be keenly focused on expansion into other targeted EU countries as well as non-European markets that recognize the CE Mark.”

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About CorMedix

CorMedix Inc. is a commercial-stage pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac, renal and infectious diseases. CorMedix's first commercial product  is Neutrolin®, a catheter lock solution for the prevention of catheter related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients. Please see the company's website at www.cormedix.com for additional information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or CorMedix's prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: risks of launch and market acceptance of our products; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix's product candidates; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources; obtaining additional financing to support CorMedix's research and development and clinical activities and operations; CorMedix's ability to maintain its listing on the NYSE MKT; the outcome of clinical trials of CorMedix's product candidates and whether they demonstrate these candidates' safety and effectiveness; CorMedix's ability to enter into and maintain collaborations with third parties for its development programs; CorMedix's dependence on its collaborations and its license relationships; achieving milestones under CorMedix's collaborations; CorMedix's dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to CorMedix. These and other risks are described in greater detail in CorMedix's filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.